Filed Pursuant to Rule 424(b)(5)
Registration No. 333-254971
PROSPECTUS SUPPLEMENT
(To the Prospectus dated May 4, 2021 and
the Prospectus Supplement, dated June 4, 2021)

$17,698,943

Common Stock

This prospectus supplement amends and supplements the information in our prospectus dated May 4, 2021, which was included in our Registration Statement on Form S-3 (File No. 333-254971), and our prospectus supplement dated June 4, 2021 (the “ATM Prospectus Supplement”). This prospectus supplement should be read in conjunction with the prospectus and the ATM Prospectus Supplement and is qualified in its entirety by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the prospectus or the ATM Prospectus Supplement. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus and the ATM Prospectus Supplement and any future amendments or supplements thereto.
We filed the ATM Prospectus Supplement to register the offer and sale of shares of our common stock from time to time pursuant to the terms of an At The Market Offering Agreement dated June 4, 2021 (the “Agreement”) that we entered into with H.C. Wainwright & Co., LLC (“Wainwright”) as our sales agent thereunder. As of the date of this prospectus supplement, we have not sold any shares of our common stock through Wainwright under the Agreement. Without giving effect to any offering limit imposed by General Instruction I.B.6 of Form S-3, we may offer and sell additional shares of our common stock having an aggregate offering price of up to $50 million from time to time through Wainwright acting as our sales agent in accordance with the terms of the Agreement.
On March 22, 2022, the date on which we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the prospectus became subject to the offering limits set forth in General Instruction I.B.6 of Form S-3. As of September 21, 2022, the aggregate market value of our outstanding common stock held by non-affiliates, or public float, was approximately $53.1 million, based on 6,555,164 shares of our outstanding common stock that were held by non-affiliates on such date and a price of $8.10 per share, which was the price at which our common stock was last sold on the Nasdaq Capital Market on August 17, 2022 (a date within 60 days of the date hereof), as adjusted for the 1:15 reverse stock split of our common stock on September 14, 2022, calculated in accordance with General Instruction I.B.6 of Form S-3. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 in the 12 calendar months preceding the date of this prospectus supplement.
We are filing this prospectus supplement to amend and supplement the information in our prospectus and ATM Prospectus Supplement based on the amount of securities that we are eligible to sell under General Instruction I.B.6 of Form S-3. After giving effect to the $17,698,943 offering limit imposed by General Instruction I.B.6 of Form S-3, we may offer and sell additional shares of our common stock having an aggregate offering price of up to $17,698,943 from time to time through Wainwright acting as our sales agent in accordance with the terms of the Agreement.
Our common stock is listed on The Nasdaq Capital Market under the symbol “LSTA.” On September 23, 2022, the last reported sale price of our common stock on The Nasdaq Capital Market was $4.69 per share.

Investing in our securities involves risks. You should read this prospectus supplement and the documents we incorporate herein by reference carefully before you make your investment decision. See “Risk Factors” set forth in the documents we file with the Securities and Exchange Commission that are incorporated by reference herein for more information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is September 26, 2022.